UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   HUDSON, ROBERT J.
   3027 S. ROCKFORD RD.
   TULSA, OK USA 74114
2. Date of Event Requiring Statement (Month/Day/Year)
   10/20/99
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol
   ZYMETX, INC. ZMTX
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   VP MEDICAL & MARKETING
6. If Amendment, Date of Original (Month/Day/Year)
   10/12/99
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
COMMON STOCK, par value $.001              |3658                  |D               |N/A                                            |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Incentive Stock Options |9/22/98  |9/22/07  |COMMON STOCK, par value|20000    |6.00 [2]  |D            |                           |
9-97                    |[1]      |         |$.001                  |         |          |             |                           |
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Incentive Stock Options |8/18/99  |9/18/08  |COMMON STOCK, par value|7687     |4.94 [4]  |D            |                           |
8-98                    |[3]      |         |$.001                  |         |          |             |                           |
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Incentive Stock Options |10/1/00  |10/1/09  |COMMON STOCK, par value|50000    |2.25 [6]  |D            |                           |
10-99                   |[5]      |         |$.001                  |         |          |             |                           |
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
Explanation of Responses:
1. Vests at a rate of 25% per year on September 22, 1998, September 22, 1999, September 22, 2000, and September 22, 2001.
2, 4, 6. Issued under the ZymeTx, Inc. Stock option Plan in consideration of Dr. Hudson's service as a key employee of the Issuer.
3. Vests at a rate of 25% per year on August 18, 1999, August 18, 2000, August 18, 2001, and August 18, 2002.
5. Vests at a rate of 50% on October 1, 2000,  and 50% on October 1, 2001.

/s/ Robert J. Hudson, M.D.
SIGNATURE OF REPORTING PERSON
/Signature/
Robert J. Hudson, M.D.
DATE
10/20/99